Exhibit d.15

Execution Copy

VATS OFFSHORE FUND, LTD.

SUBADVISORY AGREEMENT

April 8, 2014

Cliffwater Investments LLC

100 Pearl Street

Hartford, CT 06103

RE:	Subadvisory Agreement

Ladies and Gentlemen:

VATS Offshore Fund, Ltd. (the “Fund”) is a wholly-owned subsidiary of Virtus Alternative Total Solution Fund (the “Series”), a series of Virtus Alternative Solutions Trust (the “Trust”), an open-end investment company of the series type registered under the Investment Company Act of 1940, as amended (the “Act”), and subject to the rules and regulations promulgated thereunder.

Virtus Alternative Investment Advisers, Inc. (the “Adviser”) evaluates and recommends advisers for the Fund and is responsible for the day-to-day management of the Fund.

1.	Employment as a Subadviser. The Adviser, being duly authorized, hereby employs Cliffwater Investments LLC (the “Subadviser”) to furnish investment advisory services to the Fund on the terms and conditions set forth herein. The services of the Subadviser hereunder are not to be deemed exclusive; the Subadviser may render services to others and engage in other activities that do not conflict in any material manner with the Subadviser’s performance hereunder. It is acknowledged and agreed that the Adviser may appoint from time to time other subadvisers in addition to the Subadviser to manage the assets of the Fund and nothing in this Agreement shall be construed or interpreted to grant the Subadviser an exclusive arrangement to act as the sole subadviser to the Fund.

2.	Acceptance of Employment; Standard of Performance. The Subadviser accepts its employment as a discretionary series adviser of the Fund and agrees, subject to the oversight of the Board of Directors of the Fund (the “Board”) and the Adviser, to use its best professional judgment to provide investment advisory services to the Fund in accordance with the provisions of this Agreement and as set forth in Schedule D attached hereto and made a part hereof. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser or the Fund in any way.

3.	Services of Subadviser. In providing advisory services to the Fund, the Subadviser shall be subject to the investment objectives, policies and restrictions of the Trust as they apply to the Series and as set forth in the Trust’s then current prospectus and statement of additional information filed with the Securities and Exchange Commission (the “SEC”) as part of the Trust’s registration statement (the “Registration Statement”), as may be periodically amended and provided to the Subadviser by the Adviser, and to the investment restrictions set forth in the Act and the Rules thereunder, to the supervision and control of the Board, and to instructions from the Adviser. The Subadviser shall not recommend or, without the Fund’s prior written approval, effect any transactions that would cause the Fund at the time of the transaction to be out of compliance with any of such restrictions or policies. Except as expressly set forth in this Agreement, the Subadviser shall not be responsible for aspects of the Fund’s investment program other than providing advisory services in accordance with the terms and conditions of this Agreement, including without limitation the requirements of this Section 3 and Schedule D of this Agreement.

4.	Transaction Procedures. All transactions for the Allocated Portion of the Fund shall be consummated by payment to, or delivery by, the custodian(s) from time to time designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund. The Subadviser shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. The Subadviser shall advise the Custodian and confirm in writing to the Fund all investment orders for the Allocated Portion of the Fund placed by it with brokers and dealers at the time and in the manner set forth in Schedule A hereto (as amended from time to time). The Fund shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadviser shall have no responsibility or liability with respect to custodial arrangements or the act, omissions or other conduct of the Custodian.

5.	Allocation of Brokerage. The Subadviser shall have authority and discretion to select brokers and dealers to execute transactions for the Allocated Portion of the Fund initiated by the Subadviser, and to select the markets on or in which the transactions will be executed.

A.	In placing orders for the sale and purchase of securities for the Allocated Portion of the Fund, the Subadviser’s primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadviser to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Allocated Portion of the Fund, as long as the Subadviser reasonably believes that the broker or dealer selected by it can be expected to obtain a “best execution” market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended) provided by such broker or dealer to the Subadviser, viewed in terms of either that particular transaction or of the Subadviser’s overall responsibilities with respect to its clients, including the Allocated Portion of the Fund, as to which the Subadviser exercises investment discretion, notwithstanding that the Allocated Portion of the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Allocated Portion of the Fund a lower commission on the particular transaction.

B.	The Subadviser may manage other portfolios and expects that the Allocated Portion of the Fund and other portfolios the Subadviser manages will, from time to time, purchase or sell the same securities. The Subadviser may aggregate orders for the purchase or sale of securities on behalf of the Allocated Portion of the Fund with orders on behalf of other portfolios the Subadviser manages. Securities purchased or proceeds of securities sold through aggregated orders, as well as expenses incurred in the transaction, shall be allocated to the account of each portfolio managed by the Subadviser that bought or sold such securities in a manner considered by the Subadviser to be equitable and consistent with the Subadviser’s fiduciary obligations in respect of the Allocated Portion of the Fund and to such other accounts.

C.	The Subadviser shall not execute any transactions for the Allocated Portion of the Fund with a broker or dealer that is an “affiliated person” (as defined in the Act) of (i) the Series; (ii) another series of the Trust; (iii) the Adviser; (iv) the Subadviser or any other subadviser to the Series; (v) a principal underwriter of the Trust’s shares; or (vi) any other affiliated person of the Series, in each case, unless such transactions are permitted by applicable law or regulation and carried out in compliance with any applicable policies and procedures of the Trust. The Trust shall provide the Subadviser with a list of brokers and dealers that are “affiliated persons” of the Trust, the Adviser or the principal underwriter, and applicable policies and procedures. Upon the request of the Adviser, the Subadviser shall promptly, and in any event within three business days of a request, indicate whether any entity identified by the Adviser in such request is an “affiliated person,” as such term is defined in the Act, of (i) the Subadviser or (ii) any affiliated person of the Subadviser, subject in each case to any confidentiality requirements applicable to the Subadviser and/or its affiliates. Further, the Subadviser shall provide the Adviser with a list of (x) each broker-dealer entity that is an “affiliated person,” as such term is defined in the Act, of the Subadviser and (y) each affiliated person of the Subadviser that has outstanding publicly-issued debt or equity. Each of the Adviser and the Subadviser agrees promptly to update such list(s) whenever the Adviser or the Subadviser becomes aware of any changes that should be added to or deleted from such list of affiliated persons.

2

D.	Consistent with its fiduciary obligations to the Fund in respect of the Allocated Portion of the Fund and the requirements of best price and execution, the Subadviser may, under certain circumstances, arrange to have purchase and sale transactions effected directly between the Allocated Portion of the Fund and another account managed by the Subadviser (“cross transactions”), provided that such transactions are carried out in accordance with applicable law or regulation and any applicable policies and procedures of the Trust. The Trust shall provide the Subadviser with applicable policies and procedures.

6.	Proxies and Other Shareholder Actions.

A.	Unless the Adviser or the Fund gives the Subadviser written instructions to the contrary, the Subadviser, or a third party designee acting under the authority and supervision of the Subadviser, shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets of the Allocated Portion of the Fund. Unless the Adviser or the Fund gives the Subadviser written instructions to the contrary, provided that the Adviser has reviewed the Subadviser’s proxy voting procedures then in effect and determined them to comply with the requirements of the Trust’s proxy voting policy, the Subadviser will, in compliance with the Subadviser’s proxy voting procedures then in effect, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Allocated Portion of the Fund may be invested. The Adviser shall cause the Custodian, the Administrator or another party, to forward promptly to the Subadviser all proxies upon receipt, so as to afford the Subadviser a reasonable amount of time in which to determine how to vote such proxies. The Subadviser agrees to provide the Adviser in a timely manner with any changes to the Subadviser’s proxy voting procedures. The Subadviser further agrees to provide the Adviser in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Trust to file Form N-PX as required by Rule 30b1-4 under the Act. The Subadviser shall provide disclosure regarding its proxy voting policies and procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement of the Trust. During any annual period in which the Subadviser has voted proxies for the Fund, the Subadviser shall, as may reasonably be requested by the Adviser, certify as to its compliance with its proxy voting policies and procedures and applicable federal statutes and regulations.

B.	The Subadviser is authorized to deal with reorganizations, exchange offers and other voluntary corporate actions with respect to securities held in the Allocated Portion of the Fund in such manner as the Subadviser deems advisable, unless the Fund or the Adviser otherwise specifically directs in writing. It is acknowledged and agreed that the Subadviser shall not be responsible for the filing of claims (or otherwise causing the Fund to participate) in class action settlements or similar proceedings in which shareholders may participate related to securities currently or previously associated with the Allocated Portion of the Fund. With the Adviser’s approval, on a case-by-case basis the Subadviser may obtain the authority and take on the responsibility to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Allocated Portion of the Fund, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Subadviser deems appropriate to preserve or enhance the value of the Allocated Portion of the Fund, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Subadviser deems to be in the best interest of the Allocated Portion of the Fund or required by applicable law, including ERISA, and (iv) employ suitable agents, including legal counsel, and to pay their reasonable fees, expenses and related costs from the Allocated Portion of the Fund.

7.	Prohibited Conduct. The Subadviser’s responsibility regarding investment advice hereunder is limited to the Allocated Portion of the Fund, and the Subadviser will not consult with any other investment advisory firm that provides investment advisory services to the Trust or any other investment company sponsored by Virtus Investment Partners, Inc. or its affiliates regarding transactions in securities or other assets for the Trust. The Fund shall provide the Subadviser with a list of investment companies sponsored by Virtus Investment

3

Partners, Inc. and its affiliates, and the Subadviser shall be in breach of the foregoing provision only if the investment company is included in such a list provided to the Subadviser prior to such prohibited action. In addition, the Subadviser shall not, without the prior written consent of the Fund and the Adviser, delegate any obligation assumed pursuant to this Agreement to any affiliated or unaffiliated third party. The parties acknowledge and agree that the Subadviser may, in its discretion, utilize personnel employed by affiliates of the Subadviser to perform services pursuant to this Agreement by way of a “participating affiliate” agreement in accordance with, and to the extent permitted by, the Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), including the published interpretations thereof by the SEC or its staff. Such participating affiliate agreement shall subject the personnel providing such services to the Subadviser’s compliance and other programs with respect to their activities on behalf of the Series. For the avoidance of doubt, it is acknowledged and agreed that the Subadviser assumes full responsibility for all actions, and any failure to act, by each person utilized by the Subadviser to perform services under this Agreement.

8.	Information and Reports.

A.	The Subadviser shall keep the Fund and the Adviser informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Fund and/or the Series. In this regard, the Subadviser shall provide the Fund, the Adviser and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Adviser may from time to time reasonably request. In addition, prior to each meeting of the Board of Trustees of the Trust (the “Trustees”), the Subadviser shall provide the Adviser and the Trustees with reports regarding the Subadviser’s advisory services to the Fund during the most recently completed quarter, which reports: (i) shall include Subadviser’s representation that its performance of its investment advisory duties hereunder is in compliance with the Fund’s investment objectives and practices, and to the extent applicable the Act, applicable rules and regulations under the Act, and the diversification and minimum “good income” requirements of Subchapter M under the Internal Revenue Code of 1986, as amended, and (ii) otherwise shall be in such form as may be mutually agreed upon by the Subadviser and the Adviser.

B.	Each of the Adviser and the Subadviser shall provide the other party with a list, to the best of the Adviser’s or the Subadviser’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Subadviser, as the case may be, and each of the Adviser and Subadviser agrees promptly to update such list whenever the Adviser or the Subadviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

C.	The Subadviser shall also provide the Adviser with any information reasonably requested by the Adviser regarding its advice related to the Fund required for any shareholder report, amended Registration Statement, or prospectus supplement to be filed by the Trust with the SEC.

9.	Fees for Services. The compensation of the Subadviser for its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached Schedule C. Pursuant to the Investment Advisory Agreement between the Fund and the Adviser, the Adviser is solely responsible for the payment of fees to the Subadviser.

10.	Limitation of Liability. Absent the Subadviser’s breach of this Agreement or the willful misconduct, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Subadviser, or its officers, directors, partners, agents, employees and controlling persons, the Subadviser shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any position; provided, however, that the Subadviser shall be responsible for, and shall indemnify and hold the Fund and the Adviser and each of their respective directors or trustees, members, officers, employees and shareholders, and each person, if any, who controls the Fund or the Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), harmless against, any and all Losses (as defined below) arising out of or resulting from a “Trade Error” (as defined in the compliance policies and procedures of the Trust and/or the

4

Subadviser), as the same may be amended from time to time) caused by the negligent action or negligent omission of the Subadviser or its agent. The Adviser agrees to provide prior written notice to the Subadviser of any material changes to the definition of Trade Error becoming effective with respect to the Allocated Portion of the Series unless, in the reasonable discretion of the Adviser, such change must become effective earlier due to any applicable law, rule, regulation or court order. It is acknowledged and agreed that any Trade Error that results in a gain to the Fund shall inure to the benefit of the Fund. For the avoidance of doubt, it is acknowledged and agreed that the Fund is a third party beneficiary of the indemnity granted in this Section 10, and the indemnity is intended to cover claims by the Fund, the Trust (on behalf of the Series), or the Adviser against the Subadviser for recovery pursuant to this section.

11.	Confidentiality. Subject to the duty of the Subadviser and the Fund to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of the Subadviser and the Trust in respect thereof. Notwithstanding the foregoing, the Fund and the Adviser agree that the Subadviser may (i) disclose in marketing materials and similar communications that the Subadviser has been engaged to manage assets of the Fund pursuant to this Agreement, and (ii) include performance statistics approved by the Adviser, which approval shall not be unreasonably withheld, regarding the Designated Series in marketing materials and similar communications, provided that (a) such marketing materials and similar communications are either (x) solely for investment advisory services or (y) approved in advance by the Adviser’s Chief Compliance Officer (or his or her designee), and (b) if the Subadviser includes performance statistics regarding the Fund in composite performance statistics regarding one or more groups of Subadviser's clients published or included in any of the foregoing communications, the Subadviser does not identify any performance statistics as relating specifically to the Fund unless it is the only client whose performance statistics are represented in the composite. The parties hereto further agree that if the portfolio managers of the Subadviser are also employed by a third party, to the extent that use of the performance statistics of the Fund in marketing materials and similar communications of such third party is consistent with applicable law and regulations, the Subadviser may permit such third party to so use such performance statistics approved by the Adviser, which approval shall not be unreasonably withheld, provided that the Subadviser requires such third party to refrain from using the performance statistics in any way that could reasonably be interpreted under applicable law or regulation as marketing shares of the Fund.

12.	Assignment. This Agreement shall terminate automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the Act. The Subadviser shall notify the Fund and the Adviser in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Fund to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and to take the steps necessary to enter into a new contract with the Subadviser.

13.	Representations, Warranties and Agreements of the Subadviser. The Subadviser represents, warrants and agrees that:

A.	It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it. It (i) is registered as an “investment adviser” under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Act or the Advisers Act from performing the services contemplated by this Agreement; provided, however, that the Subadviser makes no representation or warranty with regard to the approval of this Agreement by the Trustees under Section 15 of the Act; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, and correct promptly any violations that have occurred, and will provide notice promptly to the Adviser of any material violations relating to the Fund; (v) has materially met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of

5

any regulatory or industry self-regulatory agency.

B.	It is either registered as a commodity trading advisor or duly exempt from such registration with the U.S. Commodity Futures Trading Commission (“CFTC”), and it will maintain such registration or exemption continuously during the term of this Agreement or, alternatively, will become a commodity trading advisor duly registered with the CFTC and will be a member in good standing with the National Futures Association.

C.	It will maintain, keep current and preserve on behalf of the Fund, records pertaining to its advisory services hereunder in the manner required or permitted by the Act and the Rules thereunder including the records identified in Schedule B (as Schedule B may be amended from time to time). The Subadviser agrees that such records are the property of the Fund, and shall be surrendered to the Fund or to the Adviser as agent of the Fund promptly upon request of either. The Fund acknowledges that the Subadviser may retain copies of all records required to meet the record retention requirements imposed by law and regulation.

D.	It shall maintain a written code of ethics (the “Code of Ethics”) complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Act and shall provide the Trust and the Adviser with a copy of the Code of Ethics and evidence of its adoption. It shall institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Subadviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Trust. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadviser shall certify to the Trust and to the Adviser that the Subadviser has complied with the requirements of Rules 204A-1 and 17j-1 during the previous calendar quarter and that there has been no material violation of its Code of Ethics, or of Rule 17j-1(b), or that any persons covered under its Code of Ethics has divulged or acted upon any material, non-public information, as such term is defined under relevant securities laws, and if such a violation of the code of ethics of the Trust has occurred, or if such a violation of its Code of Ethics has occurred, that appropriate action was taken in response to such violation. The Subadviser shall notify the Adviser promptly of any material violation of the Code of Ethics involving the Fund. The Subadviser will provide such additional information regarding violations of the Code of Ethics directly affecting the Fund as the Trust or its Chief Compliance Officer on behalf of the Trust or the Adviser may reasonably request in order to assess the functioning of the Code of Ethics or any harm caused to the Trust from a violation of the Code of Ethics. Further, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Subadviser and its employees. The Subadviser will explain what it has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish to the Trust and the Adviser a written report which complies with the requirements of Rule 17j-1 concerning the Subadviser’s Code of Ethics. The Subadviser shall permit the Trust and the Adviser to examine the reports required to be made by the Subadviser under Rules 204A-1(b) and 17j-1(d)(1) and this subparagraph.

E.	It has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Subadviser and its supervised persons, and, to the extent the activities of the Subadviser in respect of the Fund could affect the Trust, by the Trust, of “federal securities laws” (as defined in Rule 38a-1 under the Act), and that the Subadviser has provided the Trust with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by the Trust and/or the Adviser. The Subadviser agrees to cooperate with periodic reviews by the Trust’s and/or the Adviser’s compliance personnel of the Subadviser’s policies and procedures, their operation and implementation and other compliance matters and to provide to the Trust and/or the Adviser from time to time such additional information and certifications in respect of the Subadviser’s policies and procedures, compliance by the Subadviser with federal securities laws and related matters as the Trust’s and/or the

6

Adviser’s compliance personnel may reasonably request. The Subadviser agrees to promptly notify the Adviser of any compliance violations which affect the Fund.

F.	The Subadviser will immediately notify the Fund and the Adviser of the occurrence of any event which would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9 of the Act or otherwise. The Subadviser will also immediately notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, including but not limited to the SEC and the CFTC, involving the affairs of the Fund.

G.	To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their activities, which might reasonably be expected to result in (i) a material adverse effect on the Fund or (ii) a material adverse change in the Subadviser’s condition (financial or otherwise) or business, or which might reasonably be expected to materially impair the Subadviser’s ability to discharge its obligations under this Agreement. The Subadviser will also immediately notify the Fund and the Adviser if the representation in this Section 13.G is no longer accurate.

H.	The Subadviser shall promptly notify the Adviser of any changes in its executive officers, partners or in its key personnel, including, without limitation, any change in the portfolio manager(s) responsible for the Allocated Portion of the Fund or if there is an actual or expected change in control or management of the Subadviser.

14.	No Personal Liability. Neither the Subadviser nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, director, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the Fund’s assets.

15.	Entire Agreement; Amendment. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements pertaining to the subject matter of this Agreement. This Agreement may be amended at any time, but only by written agreement among the Subadviser, the Adviser and the Fund, which amendment, other than amendments to Schedules A, B, D, E and F, is subject to the approval of the Trustees (including those trustees who are not “interested persons” of the Trust) and, if required by the Act or applicable SEC rules and regulations, a vote of a majority of the Series’ outstanding voting securities; provided, however, that, notwithstanding the foregoing, this Agreement may be amended or terminated in accordance with any exemptive order issued to the Adviser, the Trust or its affiliates.

16.	Effective Date; Term. This Agreement shall become effective on the date set forth on the first page of this Agreement, and shall continue in effect until December 31, 2015. The Agreement shall continue from year to year thereafter only so long as its continuance has been specifically approved at least annually (i) by a vote of the Trustees or by vote of a majority of outstanding voting securities of the Series and (ii) by vote of a majority of the Trustees who are not interested persons of the Trust (as defined in the Act) or of any person party to this Agreement, cast in person at a meeting called for the purpose of such approval.

17.	Termination. This Agreement may be terminated at any time without payment of any penalty (i) by the Fund or the Trustees, or by a vote of a majority of the outstanding voting securities of the Series, upon 60

7

days’ prior written notice to the Adviser and the Subadviser, (ii) by the Subadviser upon 60 days’ prior written notice to the Adviser and the Fund, or (iii) by the Adviser upon 60 days’ written notice to the Subadviser. This Agreement may also be terminated, without the payment of any penalty, by the Adviser, the Fund or the Trustees immediately (i) upon the material breach by the Subadviser of this Agreement or (ii) at the terminating party’s discretion, if the Subadviser or any officer, director or key portfolio manager of the Subadviser is accused in any regulatory, self-regulatory or judicial investigation or proceeding as having violated the federal securities laws or engaged in criminal conduct. This Agreement may also be terminated, without the payment of any penalty, by the Subadviser immediately (i) upon the material breach by the Adviser of this Agreement or (ii) at the discretion of the Subadviser, if the Adviser or any officer or director of the Adviser is accused in any regulatory, self-regulatory or judicial investigation or proceeding as having violated the federal securities laws or engaged in criminal conduct. This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment, as such term is defined in and interpreted under the terms of the 1940 Act and the rules promulgated thereunder.

18.	Applicable Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware applicable to contracts entered into and fully performed within the State of Delaware.

19.	Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

20.	Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile or e-mail transmission addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

(a)	To the Adviser or the Fund at:

Virtus Alternative Investment Advisers, Inc.

100 Pearl Street

Hartford, Connecticut 06103

Attn: Jennifer Fromm

Telephone: (860) 263-4790

Facsimile: (860) 241-1024

E-mail: jennifer.fromm@virtus.com

(b)	To the Subadviser at:

Cliffwater Investments LLC

100 Pearl Street

Attn: Chief Compliance Officer

Telephone: (860) 263-4707

Facsimile: (860) 241-1024

E-mail: VirtusAltsCompliance@virtus.com

21.	Certifications. The Subadviser shall timely provide to the Adviser and the Fund, all information and documentation they may reasonably request as necessary or appropriate in order for the Adviser and the Board to oversee the activities of the Subadviser and in connection with the compliance by any of them with the requirements of this Agreement, the Registration Statement, the policies and procedures

8

referenced herein, and any applicable law, including, without limitation, (i) information and commentary relating to the Subadviser or the Fund for the Trust’s annual and semi-annual reports, in a format reasonably approved by the Adviser, together with (A) a certification that such information and commentary discuss all of the factors that materially affected the performance of the Fund, including the relevant market conditions and the investment techniques and strategies used and (B) additional certifications related to the Subadviser’s management of the Fund in order to support the Trust’s filings on Form N-CSR, Form N-Q and other applicable forms, and the Trust’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the Act, thereon; (ii) within 5 business days of a quarter-end, a quarterly certification with respect to compliance and operational matters related to the Subadviser and the Subadviser’s management of the Fund (including, without limitation, compliance with the applicable procedures), in a format reasonably requested by the Adviser, as it may be amended from time to time; and (iii) an annual certification from the Subadviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act with respect to the design and operation of the Subadviser’s compliance program, in a format reasonably requested by the Adviser or the Fund. Without limiting the foregoing, the Subadviser shall provide a quarterly certification in a form substantially similar to that attached as Schedule E.

22.	Indemnification.

A.	The Subadviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) (collectively, “Losses”) arising from the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Subadviser’s obligation under this Section 22 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to (i) any breach by the Adviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Adviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust(s) or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Subadviser or the Trust, or the omission of such information, by the Adviser for use therein.

B.	The Adviser shall indemnify and hold harmless the Subadviser from and against any and all Losses arising from the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement in the performance of its obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 22 shall be reduced to the extent that the claim against, or the loss, liability, or damage experienced by the Subadviser, is caused by or is otherwise directly related to (i) any breach by the Subadviser of its representations or warranties made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Subadviser in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or the omission to state therein a material fact known to the Subadviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust, or the omission of such information, by the Subadviser for use therein.

C.	A party seeking indemnification hereunder (the “Indemnified Party”) will (i) provide prompt notice to the other of any claim (“Claim”) for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party will have the right at its own expense to participate in

9

the defense of any Claim, but will not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification will not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

D.	No party will be liable to another party for consequential damages under any provision of this Agreement.

23.	Receipt of Disclosure Documents. The Trust and the Adviser acknowledge receipt, at least 48 hours prior to entering into this Agreement, of a copy of Part 2 of the Subadviser’s Form ADV containing certain information concerning the Subadviser and the nature of its business. The Subadviser will, promptly after making any amendment to its Form ADV, furnish a copy of such amendment to the Adviser. On an annual basis and upon request, the Subadviser will provide a copy of its audited financial statements, including balance sheets, for the two most recent fiscal years and, if available, each subsequent fiscal quarter. At the time of providing such information, the Subadviser shall describe any material adverse change in its financial condition since the date of its latest financial statement.

24.	Counterparts; Fax Signatures. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

25.	Bankruptcy and Related Events. Each of the Adviser and the Subadviser agrees that it will provide prompt notice to the other in the event that: (i) it makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material event occurs that could reasonably be expected to adversely impair its ability to perform this Agreement. The Adviser further agrees that it will provide prompt notice to the Subadviser in the event that the Trust ceases to be registered as an investment company under the Act.

[signature page follows]

10

VATS OFFSHORE FUND, LTD.

By:	/s/ W. Patrick Bradley
Name: W. Patrick Bradley
Title: SVP, CFO & Treasurer

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name: Francis G. Waltman
Title: Executive Vice President

ACCEPTED:

CLIFFWATER INVESTMENTS LLC

By:	/s/ George R. Aylward
Name: George R. Aylward
Title: President

SCHEDULES:	A.	Operational Procedures
	B.	Record Keeping Requirements
	C.	Fee Schedule
	D.	Subadviser Functions
	E.	Form of Sub-Certification

11

SCHEDULE A

OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied by Subadviser to The Bank of New York Mellon (the "Custodian") and BNY Mellon Investment Servicing (US) Inc., (the “Sub-Accounting Agent”) for the Fund.

The Subadviser must furnish the Custodian and the Sub-Accounting Agent with daily information as to executed trades, or, if no trades are executed, with a report to that effect, no later than 5:00 p.m. (Eastern Time) on the day of the trade each day the Fund is open for business. When necessary, trade information for executed trades can be sent to the Sub-Accounting Agent on trade date +1 by 11:00 a.m. (Subadviser will be responsible for reimbursement to the Fund for any loss caused by the Subadviser’s failure to comply.) The necessary information can be sent via facsimile machine or electronic delivery to the Custodian and by facsimile machine or batch files to the Sub-Accounting Agent. Information provided to the Custodian and the Sub-Accounting Agent shall include the following:

1.	Purchase or sale;
2.	Security name;
3.	CUSIP number, ISIN or Sedols (as applicable);
4.	Number of shares and sales price per share or aggregate principal amount;
5.	Executing broker;
6.	Settlement agent;
7.	Trade date;
8.	Settlement date;
9.	Aggregate commission or if a net trade;
10.	Interest purchased or sold from interest bearing security;
11.	Other fees;
12.	Net proceeds of the transaction;
13.	Exchange where trade was executed;
14.	Identified tax lot (if applicable); and
15.	Trade commission reason: best execution, soft dollar or research.

When opening accounts with brokers for, and in the name of, the Fund, the account must be a cash account. No margin accounts are to be opened by the Subadviser in the name of the Fund. Delivery instructions are as specified by the Custodian. The Custodian will supply the Subadviser daily with a cash availability report via access to the Custodian website, or by email or by facsimile and the Sub-Accounting Agent will provide a five-day cash projection. This will normally be done by email or, if email is unavailable, by another form of immediate written communication, so that the Subadviser will know the amount available for investment purposes.

A-1

SCHEDULE B

RECORDS TO BE MAINTAINED BY THE SUBADVISER

1.	(Rule 31a-1(b)(5) and (6)) A record of each brokerage order, and all other series purchases and sales, given by the Subadviser on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.	The name of the broker;
B.	The terms and conditions of the order and of any modifications or cancellations thereof;
C.	The time of entry or cancellation;
D.	The price at which executed;
E.	The time of receipt of a report of execution; and
F.	The name of the person who placed the order on behalf of the Fund.

2.	(Rule 31a-1(b)(9)) A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of series securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

A.	Shall include the consideration given to:
(i)	The sale of shares of the Trust by brokers or dealers.
(ii)	The supplying of services or benefits by brokers or dealers to:
(a)	The Trust,
(b)	The Adviser,
(c)	The Subadviser, and
(d)	Any person other than the foregoing.
(iii)	Any other consideration other than the technical qualifications of the brokers and dealers as such.

B.	Shall show the nature of the services or benefits made available.
C.	Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.
D.	Shall show the name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3.	(Rule 31a-1(b)(10)) A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of series securities. Where a committee or group makes an authorization, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of series securities and such other information as is appropriate to support the authorization.*

4.	(Rule 31a-1(f)) Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Advisers Act, to the extent such records are necessary or appropriate to record the Subadviser’s transactions for the Fund.

5.	Records as necessary under Trustee -approved policies and procedures of the Trust, including without limitation those related to valuation determinations.

* Such information might include: current financial information, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold) or any internal reports or subadviser review.

B-1

SCHEDULE C

SUBADVISORY FEE

For services provided to the Fund, the Adviser will pay to the Subadviser a fee, payable monthly in arrears, equal to 50% of the net advisory fee applicable to the Fund. For this purpose, the “net advisory fee” means the advisory fee paid to the Adviser after accounting for any applicable fee waiver and/or expense limitation agreement and any payments to any subadvisers including for the Series, which shall not include reimbursement of the Adviser for any expenses or recapture of prior waivers.  In the event that the Adviser waives its entire fee and also assumes expenses of the Fund pursuant to an applicable expense limitation agreement, the Subadviser will similarly waive its entire fee and will share in the expense assumption by contributing 50% of the assumed amount.  However, because the Subadviser shares the fee waiver and/or expense assumption equally with the Adviser, if during the term of this Agreement the Adviser later recaptures some or all of the fees so waived or expenses so assumed by the Adviser and the Subadviser together, the Adviser shall pay to the Subadviser 50% of the amount recaptured.

C-1

SCHEDULE D

SUBADVISER FUNCTIONS

With respect to its investment advisory services hereunder, the Subadviser shall, at its own expense:

(a)	Furnish investment advisory services to the Fund consistent with the terms of this Agreement. In furnishing these investment advisory services, the Subadviser shall:

(i)	Develop and provide to the Adviser recommendations as to those asset categories and managers believed by the Subadviser to be appropriate for the Fund;

(ii)	Develop and provide to the Adviser recommendations as to the target allocations of the asset categories and managers selected by the Adviser and/or the Board for inclusion in the Fund;

(iii)	Monitor investment portfolios of the Fund on an ongoing basis with respect to portfolio composition and performance, and discuss results with the Adviser as appropriate and as requested;

(iv)	Notify the Adviser immediately if, in the opinion of the Subadviser, a manager should be replaced or placed on a “watch list” for potential replacement;

(v)	Monitor investment portfolios and managers of the Fund on an ongoing basis with respect to cash flows, and make allocation decisions consistent with the Registration Statement of the Series and any instructions and/or restrictions provided to the Subadviser by the Adviser and/or the Fund;

(vi)	Request from the Fund’s custodian, administrator, sub-accounting agent, managers and/or the Adviser any information necessary or appropriate for the Subadviser to make allocation decisions, and convey to the same, as appropriate, the Subadviser’s allocation decisions and related concerns, restrictions and instructions;

(vii)	Communicate with managers on behalf of the Adviser and the Fund as requested; and

(viii)	Manage cash of the Fund as necessary or reasonably requested by the Adviser.

(b)	Provide periodic reports, on at least a quarterly basis, in form and substance acceptable to the Adviser, with respect to: i) compliance with the Code of Ethics and the Trust’s code of ethics; ii) compliance with procedures adopted from time to time by the Trustees, the then prevailing Registration Statement pertaining to the Series and governing laws, regulations, rules and orders; iii) any and all other reports reasonably requested in accordance with or described in this Agreement; and vi) the implementation of the Fund’s investment program, including, without limitation, analysis of performance of the Fund;

(c)	Promptly after filing with the SEC an amendment to its Form ADV, provide a copy of such amendment to the Adviser and the Fund;

(d)	Ensure attendance by appropriate representatives of the Subadviser at meetings requested by the Adviser or Fund at such time(s) and location(s) as reasonably requested by the Adviser or Fund; and

D-1

(e)	Provide notice to the Fund and the Adviser of the occurrence of any event which would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

D-2

SCHEDULE E

FORM OF SUB-CERTIFICATION

To:

Re:	Subadviser’s Form N-CSR and Form N-Q Certification for the VATS Offshore Fund, Ltd. (the “Fund”), a subsidiary of Virtus Alternative Total Solution Fund (the “Series”).

From:	[Name of Subadviser]

Representations in support of Investment Company Act Rule 30a-2 certifications of Form N-CSR and Form N-Q.

In connection with your certification responsibility under Rule 30a-2 and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, I have reviewed the following information presented in the schedule of investments for the period ended [Date of Reporting Period] (the “Report”) which forms part of the N-CSR or N-Q, as applicable, for the Trust.

Schedule of Investments

Our organization has designed, implemented and maintained internal controls and procedures, designed for the purpose of ensuring the accuracy and completeness of relevant portfolio trade data transmitted to those responsible for the preparation of the Schedule of Investments. As of the date of this certification there have been no material modifications to these internal controls and procedures.

In addition, our organization has:

a.	Designed such internal controls and procedures to ensure that material information is made known to the appropriate groups responsible for servicing the above-mentioned fund.

b.	Evaluated the effectiveness of our internal controls and procedures, as of a date within 90 days prior to the date of this certification and we have concluded that such controls and procedures are effective.

c.	In addition, to the best of my knowledge, there has been no fraud, whether or not material, that involves our organization’s management or other employees who have a significant role in our organization’s control and procedures as they relate to our duties as a subadviser to the Fund.

I have read the draft of the Report which I understand to be current as of [Date of Reporting Period] and based on my knowledge, such draft of the Report does not, with respect to that portion of the Fund allocated to the Subadviser (the “Allocated Portion of the Fund”), contain any untrue statement of a material fact or omit to state a material fact necessary to make the information contained therein, in light of the circumstances under which such information is presented, not misleading with respect to the period covered by such draft Report.

I have disclosed, based on my most recent evaluation, to the Series’ Chief Accounting Officer:

a.	All significant changes, deficiencies and material weakness, if any, in the design or operation of the Subadviser’s internal controls and procedures which could adversely affect the Registrant’s ability to record, process, summarize and report financial data with respect to the Allocated Portion of the Fund in a timely fashion;

b.	Any fraud, whether or not material, that involves the Subadviser’s management or other employees who have a significant role in the Subadviser’s internal controls and procedures for financial reporting.

E-1

I certify that to the best of my knowledge:

a.	The Subadviser’s Portfolio Manager(s) has/have complied with the restrictions and reporting requirements of the Code of Ethics (the “Code”). The term Portfolio Manager is as defined in the Code.

b.	The Subadviser has complied with the Prospectus and Statement of Additional Information of the Series and the Policies and Procedures of the Series as adopted by the Series’ Board of Trustees.

c.	I have no knowledge of any compliance violations except as disclosed in writing to the Virtus Compliance Department by me or by the Subadviser’s compliance administrator.

d.	The Subadviser has complied with the rules and regulations of the 33 Act and 40 Act, and such other regulations as may apply to the extent those rules and regulations pertain to the responsibilities of the Subadviser with respect to the Allocated Portion of the Fund as outlined above.

e.	Since the submission of our most recent certification there have not been any divestments of securities of issuers that conduct or have direct investments in business operations in Sudan.

This certification relates solely to the Allocated Portion of the Fund named above and may not be relied upon by any other fund or entity.

The Subadviser does not maintain the official books and records of the above Fund. The Subadviser’s records are based on its own portfolio management system, a record-keeping system that is not intended to serve as the Fund’s official accounting system. The Subadviser is not responsible for the preparation of the Report.

_______________________________	__________________________
[Name of Subadviser]	Date
[Name of Authorized Signer]
[Title of Authorized Signer]

E-2